Exhibit 99.1

PRESS RELEASE

MagnaChip Revenue of $200.0 Million at High-End of Updated Q4 2019 Guidance Range;

OLED Revenue of $67.3 Million in Fourth Quarter Up Two-Fold Year-Over-Year

– Gross Margin of 26.6% in Q4 Slightly Above Mid-Point of Updated Guidance Range –

– Cash of $151.7 Million, Up 15.5% Sequentially; $20.5 Million Net Operating Cash Flow –

– Revenue of $792.2 Million for 2019 Up 5.5%; OLED, Power Revenue Set Annual Records –

SEOUL, South Korea and SAN JOSE, Calif., February 19, 2020 — MagnaChip Semiconductor Corporation (NYSE: MX) today announced financial results for the fourth quarter of 2019 and full year.

Q4 2019 Highlights

•

Revenue of $200.0 million exceeded high-end of original guidance range of $181-191 million provided on October 23, 2019; met high-end of updated guidance range of $198-200 million provided on January 13, 2020.

•

Q4 revenue up 11.5% Year-over-Year (YoY); down 12.9% Quarter over Quarter (QoQ) due primarily to normal seasonal softness; OLED revenue significantly better-than-expected, Foundry revenue better-than-expected, and Power revenue softer-than-expected.

•	OLED DDIC revenue of $67.3 million sets record; up two-fold YoY and down 14.0% QoQ

•	Power standard products revenue of $37.8 million, down 18.1% YoY; down 22.4% QoQ

•	Foundry Services Group (FSG) revenue of $86.6 million, up 4.2% YoY; down 4.1% QoQ

•

Total gross profit margin of 26.6% exceeded original guidance range of 24-26%; exceeded the mid-point of updated guidance range of 26-27%, driven primarily by higher-than-expected fab utilization, an improved OLED product mix and better manufacturing yields at an external foundry on latest-generation OLED display drivers.

•

Balance sheet: Cash and cash equivalents totaled $151.7 million, up 15.5% sequentially from $131.3 million, and highest in six years; $20.5 million net operating cash flow; third consecutive quarter of net positive operating cash flow.

2019 Summary

•	Revenue of $792.2 million, up 5.5% YoY from $750.9 million

•	Record OLED revenue of $267.1 million, up 42.1% from $188.0 million in 2018

•	Record Power revenue of $176.2 million, up 4.1% from $169.3 million in 2018

•	Foundry revenue of $307.1 million, down 5.6% from $325.3 million in 2018

•	Total gross profit margin of 22.8%, despite abnormally low gross margin in Q1 2019

CEO YJ Kim comments on Coronavirus and Q1 2020 financial guidance

On behalf of MagnaChip, let me extend our deepest thoughts and prayers to those coping with the impact of the COVID-19 coronavirus in China and elsewhere. From a business perspective, we are still assessing the potential impact since the coronavirus situation is still very dynamic. MagnaChip historically has experienced typical seasonal softness and a decline in revenue in its first quarter as compared to the prior fourth quarter, but we entered 2020 with a more optimistic view. Prior to the coronavirus outbreak, our preliminary internal forecast had anticipated Q1 2020 revenue would be slighter higher than the $200 million in revenue we reported in Q4 2019.

MagnaChip’s manufacturing supply chain resides largely outside China so there is negligible impact on our results. However, based on our preliminary assessments, public health measures taken in China to protect the population likely will affect customer demand in Q1. As a result, we’ve lowered our internal expectation and widened the typical guidance range we normally would provide for Q1 2020 to help account for lingering uncertainty around this public health crisis. While actual results may vary based upon events that are still unfolding, MagnaChip currently anticipates, based on best available current estimates, in Q1 2020:

•

Revenue to be in the range of $180 million to $195 million, down 6.2% at the mid-point of the projected range when compared with revenue of $200.0 million in the fourth quarter of 2019, and up 19.1% year-over-year when compared to revenue of $157.4 million in the first quarter of 2019.

•	Gross profit margin to be in the range of 23% to 25%, when compared to 26.6% in the fourth quarter of 2019 and 14.4% in the first quarter of 2019.

CEO YJ Kim comments on business highlights

Revenue of $200.0 million was the highest level achieved in a fourth quarter since 2012, primarily due to significantly better-than-expected revenue for our OLED display drivers as well as better-than-expected revenue in our Foundry business. OLED revenue in the fourth quarter increased two-fold year-over-year, driven primarily by a sharp increase in demand for our latest generation 28-nanometer display drivers. We enter 2020 with an OLED driver lineup about twice as large as a year ago, and we’re positioned for continued long-term growth with OLED drivers that meet the dual technical requirements for low power and high-resolution displays in next-generation 5G-enabled smartphones and new foldables. Power revenue declined 18.1%, more than had been expected in Q4, due to pricing pressure and weakness in the industrial and television markets. However, Power revenue in 2019 showed growth for the third consecutive year, and revenue from premium Power products increased by more than 20% in 2019 over the prior year. Our Foundry revenue in the fourth quarter increased 4.2% year-over-year and was at the highest level for 8” foundry revenue since our initial public offering in 2011.

Strategic Evaluation Process

We continue to make substantial progress in discussions with multiple interested parties toward a possible sale of the business as well as consideration of accretive business conversions and other options. We reiterate that our decisions regarding the outcome of the various options of the strategic evaluation process will be guided by what the Board and management consider to be the best available path to improve MagnaChip’s profitability and to maximize shareholder value.

Fourth Quarter Financial Review

Total Revenue

Total revenue in the fourth quarter was $200.0 million, up 11.5% as compared to reported revenue of $179.4 million from the fourth quarter of 2018, and down 12.9% from $229.7 million in the third quarter of 2019.

Segment Revenue

Foundry Services Group revenue in the fourth quarter was $86.6 million, up 4.2% from the fourth quarter of 2018, and down 4.1% sequentially. Standard Products Group revenue in the fourth quarter was $113.3 million, up 17.7% from the fourth quarter of 2018, and down 18.6% sequentially.

Total Gross Profit and Gross Profit Margin

Total gross profit in the fourth quarter of 2019 was $53.2 million or 26.6% as a percentage of revenue, as compared with a gross profit of $43.9 million or 24.5% as a percentage of revenue in the fourth quarter of 2018, and $60.9 million or 26.5% as a percentage of revenue in the third quarter of 2019.

Segment Gross Profit Margin

Foundry Services Group gross profit margin in the fourth quarter was 26.1% as compared with 23.2% in the fourth quarter of 2018 and 28.3% in the third quarter of 2019. The YoY in the Foundry Services Group’s gross profit margin was primarily due to an improved product mix. The Standard Products Group gross profit margin in the fourth quarter was 26.9% as compared with 25.6% in the fourth quarter of 2018 and 25.3% in the third quarter of 2019. The YoY and sequential improvement in the Standard Products Group’s gross profit margin was due primarily to an improved product mix, and stabilized wafer yields from external suppliers on OLED products that entered production in the third quarter of 2019.

Operating Income, Net Income, Adjusted Net Income, Adjusted EBITDA

Operating income was $10.0 million for the fourth quarter of 2019 as compared to operating income of $7.9 million for the fourth quarter of 2018 and $25.9 million in the third quarter of 2019.

Net income, on a GAAP basis, was $23.4 million or $0.68 per basic share and $0.54 per diluted share in the fourth quarter of 2019 as compared with net loss of $2.4 million or $0.07 per basic and diluted share in the fourth quarter of 2018 and net loss of $1.6 million or $0.05 per basic and diluted share in the third quarter of 2019.

Adjusted Net Income, a non-GAAP financial measure, totaled $13.2 million or $0.38 per basic share and $0.32 per diluted share in the fourth quarter of 2019 as compared to Adjusted Net Income of $3.5 million or $0.10 per basic and diluted share in the fourth quarter of 2018 and Adjusted Net Income of $20.9 million or $0.61 per basic share and $0.49 per diluted share in the third quarter of 2019.

Adjusted EBITDA, a non-GAAP financial measure, was $27.7 million or 13.8% of revenue in the fourth quarter of 2019 as compared to Adjusted EBITDA of $17.4 million or 9.7% of revenue in the fourth quarter of 2018 and Adjusted EBITDA of $35.5 million or 15.4% of revenue in the third quarter of 2019.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $151.7 million in the fourth quarter, up from $131.3 million in the third quarter of 2019.

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Sales
Foundry Services Group	$86,631	$83,114	$307,144	$325,312
Standard Products Group
Display Solutions	75,490	50,127	308,531	256,113
Power Solutions	37,802	46,131	176,245	169,284
Total Standard Products Group	$113,292	$96,258	$484,776	$425,397
All other	70	22	275	189
Total net sales	$199,993	$179,394	$792,195	$750,898

	Three Months Ended		Three Months Ended
	December 31, 2019		December 31, 2018
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$22,649	26.1%	$19,286	23.2%
Standard Products Group	30,485	26.9	24,604	25.6
All other	70	100.0	22	100.0
Total gross profit	$53,204	26.6%	$43,912	24.5%

	Year Ended		Year Ended
	December 31, 2019		December 31, 2018
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$64,010	20.8%	$82,578	25.4%
Standard Products Group	116,327	24.0	115,478	27.1
All other	274	99.6	40	21.2
Total gross profit	$180,611	22.8%	$198,096	26.4%

Fourth Quarter 2019 and Recent Company Highlights

MagnaChip:

•

Announced that CEO YJ Kim was awarded the National Industrial Service Medal by the Korean President in acknowledgement of his efforts to attract investment and encourage job development in Korea. The medal was presented at the annual ‘Foreign Company Day’ ceremony hosted by the Korea Ministry of Industry, Trade and Energy, and the Korea Foreign Company Association (FORCA). http://investors.magnachip.com/news-releases/news-release-details/magnachip-semiconductor-ceo-yj-kim-awarded-koreas-prestigious

•

Was nominated as a 2019 Finalist for the award of “Most Respected Emerging Public Semiconductor Company” by the Global Semiconductor Alliance. https://www.gsaglobal.org/2019-global-semiconductor-alliance-award-nominees-announced/

Fourth Quarter 2019 Earnings Conference Call

The earnings conference call will be webcast live today (February 19, 2020) at 5:00 p.m. ET, and also is available by dialing toll-free at 1-844-536-5472. International call-in participants can dial 1-614-999-9318. The conference ID number is 7994839. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 5 p.m. ET start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com. A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 7994839.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with 41 years of operating history, owns a portfolio of approximately 2,950 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including but not limited to first quarter 2020 revenue and gross profit margin expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, the risk that the strategic evaluation and the initiatives related thereto described above are not successful, public health issues, including the outbreak of COVID-19, coronavirus, and other business interruptions that could disrupt supply or delivery of, or demand for, MagnaChip’s products, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2019 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:
In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net sales	$199,993	$229,677	$179,394	$792,195	$750,898
Cost of sales	146,789	168,811	135,482	611,584	552,802
Gross profit	53,204	60,866	43,912	180,611	198,096
Gross profit %	26.6%	26.5%	24.5%	22.8%	26.4%
Operating expenses
Selling, general and administrative expenses	19,780	16,812	17,516	71,637	72,639
Research and development expenses	18,981	17,368	18,536	75,356	78,039
Restructuring and other charges	4,408	763	—	9,195	—
Total operating expenses	43,169	34,943	36,052	156,188	150,678
Operating income	10,035	25,923	7,860	24,423	47,418
Interest expense	(5,655)	(5,656)	(5,743)	(22,627)	(22,282)
Foreign currency gain (loss), net	19,820	(21,205)	(4,316)	(21,813)	(24,445)
Loss on early extinguishment of long-term borrowings, net	—	—	(206)	(42)	(206)
Other income, net	866	785	555	2,980	264
Income (loss) before income tax expense	25,066	(153)	(1,850)	(17,079)	749
Income tax expense	1,640	1,454	530	4,747	4,649
Net income (loss)	$23,426	$(1,607)	$(2,380)	$(21,826)	$(3,900)
Earnings (loss) per common share:
- Basic	$0.68	$(0.05)	$(0.07)	$(0.64)	$(0.11)
- Diluted	$0.54	$(0.05)	$(0.07)	$(0.64)	$(0.11)
Weighted average number of shares—Basic	34,542,415	34,357,745	34,627,292	34,321,888	34,469,921
Weighted average number of shares—Diluted	46,078,768	34,357,745	34,627,292	34,321,888	34,469,921

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income (loss)	$23,426	$(1,607)	$(2,380)	$(21,826)	$(3,900)
Adjustments:
Interest expense, net	4,788	4,982	5,180	19,921	20,417
Income tax expense	1,640	1,454	530	4,747	4,649
Depreciation and amortization	8,068	8,156	8,165	32,729	32,048
EBITDA	37,922	12,985	11,495	35,571	53,214
Restructuring and other charges	4,408	763	—	9,195	—
Equity-based compensation expense	5,032	479	1,320	6,952	4,409
Foreign currency loss (gain), net	(19,820)	21,205	4,315	21,813	24,445
Derivative valuation loss, net	149	33	144	318	2,369
Restatement related gain	—	—	—	—	(765)
Loss on early extinguishment of long-term borrowings, net	—	—	206	42	206
Others	—	—	(89)	585	384
Adjusted EBITDA	$27,691	$35,465	$17,391	$74,476	$84,262
Net income (loss)	$23,426	$(1,607)	$(2,380)	$(21,826)	$(3,900)
Adjustments:
Restructuring and other charges	4,408	763	—	9,195	—
Equity-based compensation expense	5,032	479	1,320	6,952	4,409
Foreign currency loss (gain), net	(19,820)	21,205	4,315	21,813	24,445
Derivative valuation loss, net	149	33	144	318	2,369
Restatement related gain	—	—	—	—	(765)
Loss on early extinguishment of long-term borrowings, net	—	—	206	42	206
Others		—	(89)	585	384
Adjusted Net Income	$13,195	$20,873	$3,516	$17,079	$27,148
Adjusted Net Income per common share:
- Basic	$0.38	$0.61	$0.10	$0.50	$0.79
- Diluted	$0.32	$0.49	$0.10	$0.48	$0.71
Weighted average number of shares – Basic	34,542,415	34,357,745	34,627,292	34,321,888	34,469,921
Weighted average number of shares – Diluted	46,078,768	45,516,245	35,128,341	35,405,077	45,941,853

We present Adjusted EBITDA and Adjusted Net Income as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) Restructuring and other charges, (ii) Equity-based compensation expense, (iii) Foreign currency loss (gain), net, (iv) Derivative valuation loss, net, (v) Restatement related gain, (vi) Loss on early extinguishment of long-term borrowings, net and (vii) Others. EBITDA for the periods indicated is defined as net income (loss) before interest expense, net, income tax expense and depreciation and amortization. We prepare Adjusted Net Income by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income for the periods as net income, adjusted to exclude (i) Restructuring and other charges, (ii) Equity-based compensation expense, (iii) Foreign currency loss (gain), net, (iv) Derivative valuation loss, net, (v) Restatement related gain, (vi) Loss on early extinguishment of long-term borrowings, net and (vii) Others. Other charges within the adjustment line item of the Restructuring and other charges included in the above table represent professional and other fees incurred in connection with our strategic evaluation. Others adjustment in the table above primarily represents legal expense related to the indemnification of a former employee.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$151,657	$132,438
Accounts receivable, net	95,641	80,003
Unbilled accounts receivable, net	17,094	38,181
Inventories, net	73,267	71,611
Other receivables	10,254	3,702
Prepaid expenses	12,250	11,133
Hedge collateral	9,820	5,810
Other current assets	9,382	9,867
Total current assets	379,365	352,745
Property, plant and equipment, net	182,574	202,171
Operating lease right-of-use assets	11,482	—
Intangible assets, net	4,014	3,953
Long-term prepaid expenses	8,834	15,598
Other non-current assets	9,059	8,729
Total assets	$595,328	$583,196
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$60,879	$55,631
Other accounts payable	10,293	15,168
Accrued expenses	55,076	46,250
Deferred revenue	1,422	6,477
Operating lease liabilities	2,036	—
Other current liabilities	4,127	9,133
Total current liabilities	133,833	132,659
Long-term borrowings, net	304,743	303,577
Non-current operating lease liabilities	9,446	—
Accrued severance benefits, net	146,728	146,031
Other non-current liabilities	15,559	18,239
Total liabilities	610,309	600,506
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 43,851,991 shares issued and 34,800,312 outstanding at December 31, 2019 and 43,054,458 shares issued and 34,441,232 outstanding at December 31, 2018	439	431
Additional paid-in capital	152,404	142,600
Accumulated deficit	(58,131)	(36,305)
Treasury stock, 9,051,679 shares at December 31, 2019 and 8,613,226 shares at December 31, 2018, respectively	(107,033)	(103,926)
Accumulated other comprehensive loss	(2,660)	(20,110)
Total stockholders’ deficit	(14,981)	(17,310)
Total liabilities and stockholders’ equity	$595,328	$583,196

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2019	December 31, 2019	December 31, 2018
Cash flows from operating activities
Net income (loss)	$23,426	$(21,826)	$(3,900)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	8,068	32,729	32,048
Provision for severance benefits	6,648	17,139	17,644
Amortization of debt issuance costs and original issue discount	587	2,299	2,183
Loss (gain) on foreign currency, net	(25,820)	24,692	30,215
Restructuring gain and other	3,128	3,598	—
Stock-based compensation	5,032	6,952	4,409
Loss on early extinguishment of long-term borrowings, net	—	42	206
Other	186	247	(1,235)
Changes in operating assets and liabilities
Accounts receivable, net	12,988	(19,824)	8,294
Unbilled accounts receivable, net	5,066	19,274	(1,284)
Inventories, net	2,111	(4,210)	(30,675)
Other receivables	(1,386)	(6,200)	1,260
Other current assets	5,628	11,984	9,942
Accounts payable	(20,210)	7,375	(8,389)
Other accounts payable	1,556	(8,518)	(11,183)
Accrued expenses	1,448	5,279	(3,926)
Deferred revenue	(4,578)	(4,768)	2,891
Other current liabilities	1,699	(4,460)	2,123
Other non-current liabilities	(1,114)	(306)	2,346
Payment of severance benefits	(3,093)	(9,288)	(11,688)
Other	(892)	(1,713)	(2,045)
Net cash provided by operating activities	20,478	50,497	39,236
Cash flows from investing activities
Proceeds from settlement of hedge collateral	958	13,583	14,342
Payment of hedge collateral	(809)	(17,833)	(12,907)
Proceeds from disposal of property, plant and equipment	—	202	1,685
Purchase of property, plant and equipment	(6,262)	(22,955)	(28,948)
Payment for property related to water treatment facility arrangement	—	—	(4,283)
Payment for intellectual property registration	(196)	(1,103)	(961)
Collection of guarantee deposits	10	549	801
Payment of guarantee deposits	(19)	(1,349)	(3,016)
Other	(14)	9	(19)
Net cash used in investing activities	(6,332)	(28,897)	(33,306)
Cash flows from financing activities
Repurchase of long-term borrowings	—	(1,175)	(2,228)
Proceeds from exercise of stock options	1,822	2,860	1,132
Acquisition of treasury stock	(114)	(2,702)	(1,607)
Proceeds from property related to water treatment facility arrangement	—	—	4,283
Repayment of financing related to water treatment facility arrangement	(137)	(552)	(286)
Repayment of principal portion of lease liabilities	(59)	(233)	—
Net cash provided by (used in) financing activities	1,512	(1,802)	1,294
Effect of exchange rates on cash and cash equivalents	4,658	(579)	(3,361)
Net increase in cash and cash equivalents	20,316	19,219	3,863
Cash and cash equivalents
Beginning of the period	131,341	132,438	128,575
End of the period	$151,657	$151,657	$132,438